EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 19, 1999, on our audits of the consolidated financial statements and financial statement schedules of ProxyMed, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the three years ended December 31, 1998, which report appears in the annual report on Form 10-K/A #2 for the fiscal year ended 1998 of ProxyMed, Inc. and subsidiaries filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

PricewaterhouseCoopers LLP

Miami, Florida
December 13, 1999